Evergreen Tax Strategic Equity Fund: Annual Report as of September 30, 2002, and October 31, 2002

table of contents
1	LETTER TO SHAREHOLDERS
4	FUND AT A GLANCE
6	PORTFOLIO MANAGER INTERVIEW
9	FINANCIAL HIGHLIGHTS
13	SCHEDULE OF INVESTMENTS (AS OF OCTOBER 31, 2002)
19	SCHEDULE OF INVESTMENTS (AS OF SEPTEMBER 30, 2002)
25	STATEMENTS OF ASSETS AND LIABILITIES
26	STATEMENTS OF OPERATIONS
27	STATEMENTS OF CHANGES IN NET ASSETS
29	NOTES TO FINANCIAL STATEMENTS
33	INDEPENDENT AUDITORS’ REPORT
36	TRUSTEES AND OFFICERS

This annual report must be preceded or accompanied by a prospectus of the Evergreen fund contained herein. The prospectus contains more complete information, including fees and expenses, and should be read carefully before investing or sending money.

Mutual Funds:
NOT FDIC INSURED	MAY LOSE VALUE	NOT BANK GUARANTEED

Evergreen InvestmentsSM is a service mark of Evergreen Investment
Management Company, LLC. Copyright 2002.

Evergreen mutual funds are distributed by Evergreen Distributor, Inc.,
90 Park Avenue, 10th Floor, New York, NY 10016.

LETTER TO SHAREHOLDERS

December 2002

William M. Ennis President and Chief Executive Officer	Dennis H. Ferro President and Chief Investment Officer

Dear Evergreen Shareholder:

We are pleased to provide the annual report for the Evergreen Tax Strategic Equity Fund, which contains financial statements covering the 12-month period ended September 30, 2002, and the one-month period ended October 31, 2002. This special report is being provided to you due to a change in the fund’s fiscal year end from September 30 to October 31.

Market analysis

Over the course of the past 13 months, investors have confronted one of the most challenging periods in the history of U.S. financial markets. A moderate emergence from recession for the United States economy was quelled in the equity markets due to rising corporate mistrust and fears of further terrorist acts and possible war with Iraq.

Among the first challenges for equity investors over the 13-month period was the aftermath of September 11. After a significant sell-off, the equity markets soared in the fourth quarter of 2001. These gains were quickly erased, however, as solid economic growth in the first quarter of 2002 failed to generate improved profits for U.S. corporations. This disappointment in earnings was corroborated by the escalation of the accounting scandals. The weaker than expected gross domestic product (GDP) growth in the second and third quarters did little to build confidence about corporate profitability. It does appear, though, that the bottoming process that began in July continues today. No single event will likely signal the low, but recent volume and price increases suggest more encouraging patterns going forward.

The struggles of the U.S. equity market within the past 13 months can be highlighted in specific sectors as well. Promising profit growth for technology at the beginning of the year, based largely on easy comparisons, proved ineffective as analyst estimates were revised downward throughout the course of

LETTER TO SHAREHOLDERS continued

the year. Traditional safety plays such as healthcare also struggled, as political controversies and a decline in new products reduced investor optimism. Utilities, another traditional beacon of comfort during tough times, also performed poorly as questionable pricing, accounting and energy trading practices combined to cause intense selling within the group.

Looking ahead, we continue to project a moderate economic recovery in the U.S., with GDP growth in the range of 3% through 2003. We believe that interest rates should remain near 40-year lows for at least the first half of next year, and low inflation and an improving job market should support overall growth. In this environment, we expect corporate profit growth to increase at a more historical average rate of approximately 7%, and potential fiscal changes could attract increased investment. The threat of war will likely prove a continued drag on the overall market, but any clarity on the uncertain geopolitical front could unleash some of the estimated $5 trillion currently sitting on the sidelines. As always, diversification should be a primary goal of all investors, and we believe opportunities for improvement exist as the global uncertainty wanes.

Diversification remains important

As mentioned earlier, those investors employing more diversified strategies participated in relative outperformance, yet being “down less” offers little solace. We strongly believe, however, that diversification strategies over the long term should continue to benefit the patient investor. Asset allocation and diversification among asset classes and investment categories have provided investors with solid relative gains, and should dampen the wide swings of volatility that characterize more focused strategies.

Establishing a Systematic Investment Plan* (SIP) can also be an effective tool to help you achieve your investment goals. As with all

LETTER TO SHAREHOLDERS continued

investment decisions, remember to consult your financial advisor to develop a strategy that will support your long-term objectives.

Please visit our newly enhanced Web site, EvergreenInvestments.com, for more information about our funds and other investment products available to you. From the Web site, you can also access our quarterly online shareholder newsletter, Evergreen Events, through the “About Evergreen Investments” menu tab. Thank you for your continuing support of Evergreen Investments.

William M. Ennis
President and Chief Executive Officer
Evergreen Investment Company, Inc.

Dennis H. Ferro
President and Chief Investment Officer
Evergreen Investment Management Company, LLC

FUND AT A GLANCE

as of October 31, 2002

“. . . we have started to shift the portfolio to be slightly less defensive in nature. At the same time, we continue to focus on stocks we believe to have good valuations, as well as quality earnings and a strong balance sheet.”

MANAGEMENT TEAM

William E. Zieff
Global Structured Products Team Lead Manager

PERFORMANCE AND RETURNS1

Portfolio Inception Date: 9/1/1998
	Class A	Class B	Class C	Class I
Class Inception Date	9/4/1998	10/14/1998	11/4/1998	9/1/1998

1-month return with sales charge	1.09%	2.39%	5.38%	N/A

1-month return w/o sales charge	7.29%	7.39%	7.38%	7.44%

Average Annual Return*

1 year with sales charge	-20.70%	-20.60%	-18.15%	N/A

1 year w/o sales charge	-15.88%	-16.42%	-16.48%	-15.63%

Since Portfolio Inception	-3.17%	-2.92%	-2.44%	-1.48%

Maximum Sales Charge	5.75%	5.00%	2.00%	N/A

	Front End	CDSC	CDSC

*Adjusted for maximum applicable sales charge, unless noted.

CURRENT INVESTMENT STYLE2

1 Past performance is no guarantee of future results. The investment return and principal value of an investment will fluctuate so that investors’ shares, when redeemed, may be worth more or less than their original cost. The performance of each class may vary based on differences in loads, fees and expenses paid by the shareholders investing in each class. Performance includes the reinvestment of income dividends and capital gain distributions. Performance shown does not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

Historical performance shown for Classes A, B and C prior to their inception is based on the performance of Class I, the original class offered. The historical returns for Classes A, B and C have not been adjusted to reflect the effect of each class’ 12b-1 fee. These fees are 0.25% for Class A and 1.00% for Classes B and C. Class I does not pay a 12b-1 fee. If these fees had been reflected, returns would have been lower. Returns reflect expense limits previously in effect, without which returns would have been lower.

2 Source: 2002 Morningstar, Inc.

Morningstar’s Style Box is based on a portfolio date as of 9/30/2002.

The domestic equity Style Box placement is based on 10 growth and valuation measures for each of the fund’s holdings, as well as the size of the companies in which it invests, or median market capitalization.

FUND AT A GLANCE continued

LONG-TERM GROWTH

Comparison of a $10,000 investment in Evergreen Tax Strategic Equity Fund Class A shares,1 versus a similar investment in the Standard & Poor’s 500 Index (S&P 500) and the Consumer Price Index (CPI).

The S&P 500 is an unmanaged market index and does not include transaction costs associated with buying and selling securities, any mutual fund expenses or any taxes. The CPI is a commonly used measure of inflation and does not represent an investment return. It is not possible to invest directly in an index.

Class I shares are only offered to investment advisory clients of an investment advisor of an Evergreen fund (or its advisory affiliates), through special arrangements entered into on behalf of Evergreen funds with certain financial services firms, certain institutional investors and persons who owned Class Y shares in registered name in an Evergreen fund on or before December 31, 1994.

The fund’s investment objective is non-fundamental and may be changed without the vote of the fund’s shareholders.

Foreign investments may contain more risk due to the inherent risks associated with changing political climates, foreign market instability and foreign currency fluctuations.

Smaller capitalization stock investing may offer the potential for greater long-term results; however, it is also generally associated with greater price volatility due to the higher risk of failure.

All data is as of October 31, 2002, and subject to change.

PORTFOLIO MANAGER INTERVIEW

How did the fund perform?

The fund’s Class A shares had a total return of -20.73% for the 12-month period ended September 30, 2002, excluding any applicable sales charges. During the same period, the Standard & Poor’s 500 Index (S&P 500) returned -20.49%, while the median return of funds in the Lipper Large Cap Core Funds Classification was -20.53%. Lipper Inc. is an independent monitor of mutual fund performance.

For the one-month period ended October 31, 2002, the fund’s Class A shares had a total return of 7.29%, excluding any applicable sales charges. During the same period, the S&P 500 returned 8.80% and the median return of funds in the Lipper Large Cap Core Funds Classification was 8.20%.

In this report, we present both the 12-month return for the period ended September 30, 2002, which was the fund’s former fiscal year end, as well as the one-month return for the period ended October 31, 2002. Going forward, October 31 is the fund’s new fiscal year end date.

PORTFOLIO CHARACTERISTICS
(as of 10/31/2002)

Total Net Assets	$11,505,946

Number of Holdings	142

Beta*	1.02

R-squared*	0.96

P/E Ratio	17.8x

*As of 9/30/2002

What was the investment environment like during the 13-month period?

The U.S. equity market experienced extreme volatility throughout the past 13 months. During the first quarter of the period, the equity market posted strong results after its significant fall following the September 11 attacks. The rally was not sustained, however, as investor concerns about questionable accounting spread to a large number of companies. In this environment, investors responded quickly to hints of negative news. Later in the period, the prospect of war with Iraq magnified investor aversion to equities.

Quarterly earnings reports for the period ended June 30, 2002, were mostly disappointing relative to expectations, which naturally added to investor fears. In addition, headlines revealed lack of integrity in the research published by several large brokerage firms, as well as potentially illegal preferential treatment to selected investment banking customers. This added to the air of investor mistrust, which has in large measure defined the investment environment since the Enron debacle. By the end of the September 30 quarter, the S&P 500 finished with the worst quarterly return since the fourth quarter of 1987. In October, the equity market bounced back, though questions about the economy remain. In previous months, the consumer had remained generally confident and kept consumer spending strong. However, during October, consumer confidence dropped to a nine-year low as the possibility of war with Iraq and fewer jobs finally took their toll.

PORTFOLIO MANAGER INTERVIEW continued

What were your principal strategies in this environment, and how did they affect performance?

We kept to our long-term discipline and maintained a portfolio that was broadly diversified. Sector weightings were consistent with the overall market, although we modestly underweighted some sectors and industries. As a general rule, we do not want performance to be overly affected by any single industry or company decision. In addition, in the past year, we believed that large industry bets were unwarranted and would induce unnecessary volatility in the portfolio.
TOP 5 SECTORS
(as a percentage of 10/31/2002 net assets)

Financials	19.5%

Health Care	15.5%

Information Technology	14.4%

Consumer Discretionary	13.7%

Consumer Staples	10.6%

What types of investments contributed positively to performance?

Over the 13 months, our decisions to emphasize consumer staples and consumer discretionary and underweight utilities stocks helped performance, while a modest underweighting in technology held back performance.

Stock selection within consumer staples and utilities worked particularly well over the last 13 months. Within the consumer staples sector, we overweighted positions in Adolph Coors, ConAgra Foods and Dean Foods; and all three companies contributed to the fund’s performance. In the utilities sector, an investment in Exelon Corp., an electric company, also helped as the stock rose 28% during the period.

Which areas had a negative effect on performance?

Stock selections that negatively impacted performance during the period were concentrated in the industrials and telecommunication services sectors. Within industrials, underweighted exposures in 3M Company and Goodrich detracted from performance as the stocks rose 31.6% and 33.4%, respectively, during the period. Within telecommunications, decisions to overweight Sprint Corp. and WorldCom had a negative impact as the stocks of both companies declined during the period.

The declines in the overall market gave us the opportunity to realize capital losses opportunistically, which should potentially contribute significantly to the fund’s tax efficiency going forward.

How are portfolio decisions made for the fund?

Our objective is long-term growth in capital with a strategy that seeks to minimize both taxable capital gains and taxable current income. We use a team approach to management with a group of senior investment professionals making qualitative judgments in reviewing stock rankings and buy and sell decisions. Although we use quantitative tools in gathering information, the professionals make the investment decisions, not the computers.

The investment team actively manages a well-diversified portfolio that has both value and growth characteristics. The portfolio is

PORTFOLIO MANAGER INTERVIEW continued

invested across the full range of industries, and it includes companies of different sizes, generally reflective of the broad market. We may overweight industries and sectors modestly, but we are careful to manage the risks to which the portfolio is exposed. Our quantitative analysis covers a variety of factors, including company valuations, earnings outlooks and momentum.

TOP 10 HOLDINGS
(as a percentage of 10/31/2002 net assets)

Microsoft Corp.	4.0%

General Electric Co.	3.2%

Johnson & Johnson Co.	3.0%

Wal-Mart Stores, Inc.	3.0%

Citigroup, Inc.	2.8%

Procter & Gamble Co.	2.4%

Bank of America Corp.	2.4%

Pfizer, Inc.	2.2%

Merck & Co., Inc.	2.1%

International Business Machines Corp.	1.8%

What is your outlook for the stock market?

The equity market has faced many challenges throughout the past 13 months, and undoubtedly it will take time before investor confidence is restored. Capital expenditures and earnings growth in the industrial sector may build slower than many would like. Most corporations have been forced to cut costs to generate cash flow and strengthen balance sheets. At the same time, with the equity market drop, extreme valuations appear to have been eliminated. Looking ahead, it remains to be seen how a drop in confidence may affect consumer spending; and a clear, broad economic recovery may still be months away. However, we expect many companies have turned the corner, and now have earnings prospects that, even if not stellar, may translate into delivered earnings growth commensurate with a moderate growth economy.

Going forward, we expect accounting standards to be more stringent and corporate management to be more accountable for financial reporting. Over time, this, combined with increased public awareness, may help reduce investor fears and attract cash that has been sitting on the sidelines back into the equity market. Beyond reporting integrity, however, investors also will need to see bona fide improvement in earnings as evidence that a sustainable return to growth is underway before they reenter the equity market and help propel it forward.

With this backdrop, we have started to shift the portfolio to be slightly less defensive in nature. At the same time, we continue to focus on stocks we believe to have good valuations, as well as quality earnings and a strong balance sheet. We expect continued industry volatility, and as a result, we will maintain modest sector and style exposures relative to the broad market.

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	One Month Ended October 31, 2002[1,2]	Year Ended September 30,
		2002[1]	2001[1]	2000[1]	1999[1]	1998[1,3]
CLASS A
Net asset value, beginning of period	$8.64	$10.90	$15.78	$14.01	$10.65	$10.11
Income from investment operations
Net investment income (loss)	-0.01	-0.05	-0.06	-0.07	-0.03	0
Net realized and unrealized gains or losses on securities	0.64	-2.21	-4.82	1.84	3.41	0.54
Total from investment operations	0.63	-2.26	-4.88	1.77	3.38	0.54

Distributions to shareholders from
Net investment income	0	0	0	0	-0.02	0
Net asset value, end of period	$9.27	$8.64	$10.90	$15.78	$14.01	$10.65
Total return[4]	7.29%	-20.73%	-30.93%	12.63%	31.69%	5.34%
Ratios and supplemental data
Net assets, end of period (thousands)	$2,486	$2,305	$4,306	$8,157	$5,055	$10
Ratios to average net assets
Expenses[5]	3.11%[6]	1.90%	1.71%	1.63%	1.58%	1.54%[6]
Net investment income (loss)	-1.28%[6]	-0.43%	-0.42%	-0.42%	-0.25%	9.12%[6]
Portfolio turnover rate	0%	40%	55%	29%	90%	0%

1. Net investment income (loss) per share is based on average shares outstanding during the period.

2. For the one month ended October 31, 2002. The fund changed its fiscal year end from September 30 to October 31, effective October 31, 2002.

3. For the period from September 4, 1998 (commencement of class operations), to September 30, 1998.

4. Excluding applicable sales charges

5. Ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

6. Annualized

See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	One Month Ended October 31, 2002[1,2]	Year Ended September 30,
		2002[2]	2001[2]	2000[2]	1999[2,3]
CLASS B
Net asset value, beginning of period	$8.39	$10.68	$15.57	$13.94	$10.26
Income from investment operations
Net investment loss	-0.01	-0.13	-0.15	-0.19	-0.13
Net realized and unrealized gains or losses on securities	0.63	-2.16	-4.74	1.82	3.83
Total from investment operations	0.62	-2.29	-4.89	1.63	3.70

Distributions to shareholders from
Net investment income	0	0	0	0	-0.02
Net asset value, end of period	$9.01	$8.39	$10.68	$15.57	$13.94
Total return[4]	7.39%	-21.44%	-31.41%	11.69%	36.01%
Ratios and supplemental data
Net assets, end of period (thousands)	$6,270	$5,938	$9,618	$13,346	$7,882
Ratios to average net assets
Expenses[5]	3.86%[6]	2.66%	2.46%	2.39%	2.33%[6]
Net investment loss	-2.02%[6]	-1.18%	-1.15%	-1.17%	-1.03%[6]
Portfolio turnover rate	0%	40%	55%	29%	90%

1. For the one month ended October 31, 2002. The fund changed its fiscal year end from September 30 to October 31, effective October 31, 2002.

2. Net investment loss per share is based on average shares outstanding during the period.

3. For the period from October 14, 1998 (commencement of class operations), to September 30, 1999.

4. Excluding applicable sales charges

5. Ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

6. Annualized

See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	One Month Ended October 31, 2002[1,2]	Year Ended September 30,
		2002[1]	2001[1]	2000[1]	1999[1,3]
CLASS C
Net asset value, beginning of period	$8.40	$10.70	$15.59	$13.96	$12.51
Income from investment operations
Net investment loss	-0.01	-0.13	-0.15	-0.19	-0.14
Net realized and unrealized gains or losses on securities	0.63	-2.17	-4.74	1.82	1.61
Total from investment operations	0.62	-2.30	-4.89	1.63	1.47

Distributions to shareholders from
Net investment income	0	0	0	0	-0.02
Net asset value, end of period	$9.02	$8.40	$10.70	$15.59	$13.96
Total return[4]	7.38%	-21.50%	-31.37%	11.68%	11.71%
Ratios and supplemental data
Net assets, end of period (thousands)	$2,724	$2,706	$4,410	$5,063	$2,162
Ratios to average net assets
Expenses[5]	3.85%[6]	2.66%	2.47%	2.40%	2.33%[6]
Net investment loss	-2.01%[6]	-1.18%	-1.15%	-1.19%	-0.98%[6]
Portfolio turnover rate	0%	40%	55%	29%	90%

1. Net investment loss per share is based on average shares outstanding during the period.

2. For the one month ended October 31, 2002. The fund changed its fiscal year end from September 30 to October 31, effective October 31, 2002.

3. For the period from November 4, 1998 (commencement of class operations), to September 30, 1999.

4. Excluding applicable sales charges

5. Ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

6. Annualized

See Notes to Financial Statements

FINANCIAL HIGHLIGHTS

(For a share outstanding throughout each period)

	One Month Ended October 31, 2002[1,2]	Year Ended September 30,
		2002[1]	2001[1]	2000[1]	1999[1]	1998[1,3]
CLASS I4
Net asset value, beginning of period	$8.74	$11.01	$15.89	$14.08	$10.65	$10.00
Income from investment operations
Net investment income (loss)	-0.01	-0.02	-0.03	-0.02	0	0
Net realized and unrealized gains or losses on securities	0.66	-2.25	-4.85	1.83	3.45	0.65
Total from investment operations	0.65	-2.27	-4.88	1.81	3.45	0.65

Distributions to shareholders from
Net investment income	0	0	0	0	-0.02	0
Net asset value, end of period	$9.39	$8.74	$11.01	$15.89	$14.08	$10.65
Total return	7.44%	-20.62%	-30.71%	12.86%	32.34%	6.50%
Ratios and supplemental data
Net assets, end of period (thousands)	$25	$46	$105	$1,097	$2,454	$3,629
Ratios to average net assets
Expenses[5]	2.67%[6]	1.61%	1.41%	1.36%	1.32%	1.30%[6]
Net investment income (loss)	-0.93%[6]	-0.16%	-0.22%	-0.14%	-0.01%	8.87%[6]
Portfolio turnover rate	0%	40%	55%	29%	90%	0%

1. Net investment income (loss) per share is based on average shares outstanding during the period.

2. For the one month ended October 31, 2002. The fund changed its fiscal year end from September 30 to October 31, effective October 31, 2002.

3. For the period from September 1, 1998 (commencement of class operations), to September 30, 1998.

4. Effective at the close of business on May 11, 2001, Class Y shares were renamed as Institutional shares (Class I).

5. Ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

6. Annualized

See Notes to Financial Statements

SCHEDULE OF INVESTMENTS

October 31, 2002

	Shares	Value

COMMON STOCKS 99.6%
CONSUMER DISCRETIONARY 13.7%
Auto Components 0.8%
Cooper Tire & Rubber Co.	2,961	$ 38,523
Lear Corp. *	1,538	56,214
94,737
Automobiles 0.3%
General Motors Corp.	1,098	36,508
Hotels, Restaurants & Leisure 0.9%
Harrah’s Entertainment, Inc. *	1,155	48,510
Yum! Brands, Inc. *	2,555	57,564
106,074
Household Durables 0.7%
Centex Corp.	1,196	54,394
Whirlpool Corp.	527	24,564
78,958
Leisure Equipment & Products 0.4%
Eastman Kodak Co.	1,298	42,769
Media 3.5%
AOL Time Warner, Inc. *	6,342	93,544
Knight-Ridder, Inc.	1,075	64,694
McGraw-Hill Companies, Inc.	919	59,276
R.R. Donnelley & Sons Co.	1,229	24,641
Viacom, Inc., Class B *	2,816	125,622
Walt Disney Co.	1,894	31,630
399,407
Multi-line Retail 3.9%
Federated Department Stores, Inc. *	1,820	55,874
Target Corp.	1,500	45,180
Wal-Mart Stores, Inc.	6,479	346,950
448,004
Specialty Retail 2.9%
Blockbuster, Inc., Class A	1,979	47,437
Home Depot, Inc.	3,929	113,470
Lowe’s Companies, Inc.	1,502	62,678
Ross Stores, Inc.	1,531	64,072
TJX Companies, Inc.	2,275	46,683
334,340
Textiles & Apparel 0.3%
V.F. Corp.	1,044	38,440
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

October 31, 2002

	Shares	Value

COMMON STOCKS continued
CONSUMER STAPLES 10.6%
Beverages 3.0%
Adolph Coors Co.	743	$ 50,880
Coca Cola Enterprises, Inc.	4,368	104,133
Coca-Cola Co.	1,964	91,287
PepsiCo, Inc.	2,260	99,666
345,966
Food & Drug Retailing 0.9%
Kroger Co. *	3,751	55,665
SuperValu, Inc.	2,366	39,749
95,414
Food Products 2.5%
ConAgra, Inc.	4,455	108,034
Dean Foods Co. *	2,588	97,024
Sara Lee Corp.	3,735	85,270
290,328
Household Products 3.2%
Clorox Co.	2,147	96,465
Procter & Gamble Co.	3,085	272,868
369,333
Tobacco 1.0%
Philip Morris Companies, Inc.	2,869	116,912
ENERGY 5.9%
Energy Equipment & Services 0.4%
Transocean Sedco Forex, Inc.	2,030	44,619
Oil & Gas 5.5%
Amerada Hess Corp.	1,651	84,696
Anadarko Petroleum Corp.	1,343	59,817
Apache Corp.	1,244	67,251
Exxon Mobil Corp.	5,960	200,614
Kerr-McGee Corp.	835	36,322
Marathon Oil Corp.	3,889	81,280
Occidental Petroleum Corp.	3,603	102,794
632,774
FINANCIALS 19.5%
Banks 7.9%
Bank of America Corp.	3,893	271,731
FleetBoston Financial Corp.	1,491	34,874
Golden West Financial Corp.	1,018	70,303
Greenpoint Financial Corp.	1,387	60,432
Hibernia Corp., Class A	2,287	45,077
KeyCorp	2,750	67,183
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

October 31, 2002

	Shares	Value

COMMON STOCKS continued
FINANCIALS continued
Banks continued
National City Corp.	3,623	$ 98,292
Sovereign Bancorp, Inc.	4,629	65,176
Washington Mutual, Inc.	3,750	134,100
Wells Fargo & Co.	1,231	62,129
909,297
Diversified Financials 7.4%
Bear Stearns Companies, Inc.	1,094	66,789
Citigroup, Inc.	8,806	325,382
Countrywide Credit Industries, Inc.	1,678	84,420
Fannie Mae	2,672	178,650
Freddie Mac	366	22,538
Lehman Brothers Holdings, Inc.	2,002	106,646
Merrill Lynch & Co., Inc.	1,546	58,671
843,096
Insurance 4.2%
Allstate Corp.	1,717	68,302
American International Group, Inc.	2,833	177,204
Hartford Financial Services Group, Inc.	1,167	46,096
Loew’s Corp.	1,562	67,385
MetLife, Inc.	4,099	97,884
MGIC Investment Corp.	680	28,533
485,404
HEALTH CARE 15.5%
Biotechnology 0.8%
Amgen, Inc. *	1,087	50,610
Biogen, Inc. *	1,104	40,506
91,116
Health Care Equipment & Supplies 1.5%
Becton Dickinson & Co.	1,373	40,517
C.R. Bard, Inc.	1,035	57,888
Guidant Corp. *	2,549	75,374
173,779
Health Care Providers & Services 2.3%
AmerisourceBergen Corp.	669	47,599
HCA-The Healthcare Corp.	1,147	49,883
McKesson Corp.	1,820	54,254
Tenet Healthcare Corp. *	1,400	40,250
Wellpoint Health Networks, Inc., Class A *	1,017	76,489
268,475
Pharmaceuticals 10.9%
Abbott Laboratories, Inc.	2,501	104,717
Barr Laboratories, Inc. *	505	29,709
Bristol-Myers Squibb Co.	2,741	67,456
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

October 31, 2002

	Shares	Value

COMMON STOCKS continued
HEALTH CARE continued
Pharmaceuticals continued
Johnson & Johnson Co.	5,924	$ 348,035
Merck & Co., Inc.	4,490	243,538
Mylan Laboratories, Inc.	846	26,624
Pfizer, Inc.	7,924	251,745
Pharmacia Corp.	1,593	68,499
Schering-Plough Corp.	2,899	61,894
Wyeth	1,581	52,963
1,255,180
INDUSTRIALS 10.4%
Aerospace & Defense 2.0%
Boeing Co.	3,097	92,136
Honeywell International, Inc.	396	9,480
United Technologies Corp.	2,162	133,330
234,946
Air Freight & Couriers 0.5%
FedEx Corp.	1,065	56,647
Building Products 0.8%
American Standard Companies, Inc. *	513	34,217
Masco Corp.	2,569	52,819
87,036
Commercial Services & Supplies 2.4%
Automatic Data Processing, Inc.	566	24,072
Cendant Corp. *	2,509	28,854
Deluxe Corp.	775	35,820
Equifax, Inc.	1,888	44,481
First Data Corp.	2,624	91,683
H&R Block, Inc.	1,108	49,173
274,083
Industrial Conglomerates 3.6%
General Electric Co.	14,694	371,023
Tyco International, Ltd.	2,836	41,009
412,032
Machinery 0.8%
ITT Industries, Inc.	644	41,847
Timken Co.	2,482	45,222
87,069
Road & Rail 0.3%
Burlington Northern Santa Fe Corp.	1,534	39,470
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

October 31, 2002

	Shares	Value

COMMON STOCKS continued
INFORMATION TECHNOLOGY 14.4%
Communications Equipment 1.7%
Cisco Systems, Inc. *	12,962	$ 144,915
Motorola, Inc.	3,319	30,435
PanAmSat Corp. *	1,348	26,286
201,636
Computers & Peripherals 3.7%
Dell Computer Corp. *	4,073	116,529
EMC Corp. *	2,560	13,082
Hewlett-Packard Co.	5,684	89,807
International Business Machines Corp.	2,662	210,138
429,556
Electronic Equipment & Instruments 0.5%
Diebold, Inc.	1,112	39,643
Jabil Circuit, Inc. *	892	13,763
53,406
IT Consulting & Services 0.4%
Affiliated Computer Services, Inc., Class A *	539	24,821
Computer Sciences Corp. *	644	20,795
45,616
Semiconductor Equipment & Products 3.0%
Analog Devices, Inc. *	667	17,876
Applied Materials, Inc. *	2,742	41,212
Intel Corp.	10,395	179,833
Maxim Integrated Products, Inc.	531	16,907
Micron Technology, Inc. *	896	14,336
National Semiconductor Corp. *	615	8,167
NVIDIA Corp. *	1,019	12,126
Texas Instruments, Inc.	3,389	53,750
344,207
Software 5.1%
Electronic Arts, Inc. *	730	47,538
Microsoft Corp. *	8,537	456,473
Oracle Corp. *	7,992	81,439
585,450
MATERIALS 3.0%
Chemicals 1.9%
Eastman Chemical Co.	1,766	64,177
Engelhard Corp.	1,646	36,459
PPG Industries, Inc.	1,408	66,218
Praxair, Inc.	854	46,543
213,397
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

October 31, 2002

	Shares	Value

COMMON STOCKS continued
MATERIALS continued
Metals & Mining 1.1%
Freeport-McMoRan Copper & Gold, Inc., Class B *	3,736	$ 45,579
Inco, Ltd. *	2,275	43,453
United States Steel Corp.	3,011	38,691
127,723
TELECOMMUNICATION SERVICES 4.4%
Diversified Telecommunication Services 4.0%
AT&T Corp.	5,962	77,744
BellSouth Corp.	1,760	46,024
Centurytel, Inc.	1,429	40,484
SBC Communications, Inc.	4,675	119,961
Sprint Corp.	4,303	53,443
Verizon Communications, Inc.	3,193	120,568
458,224
Wireless Telecommunications Services 0.4%
AT&T Wireless Services, Inc. *	6,738	46,290
UTILITIES 2.2%
Electric Utilities 1.8%
Cinergy Corp.	2,311	71,895
Entergy Corp.	2,970	130,948
202,843
Gas Utilities 0.4%
Sempra Energy	2,394	53,003
Total Common Stocks		11,453,564
SHORT-TERM INVESTMENTS 0.4%
MUTUAL FUND SHARES 0.4%
Evergreen Institutional Money Market Fund (o)	47,297	47,297
Total Investments (cost $12,912,347) 100.0%		11,500,861
Other Assets and Liabilities 0.0%		5,085
Net Assets 100.0%		$ 11,505,946
* Non-income producing security. (o) The advisor of the fund and the advisor of the money market fund are each a division of Wachovia Corporation.
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS

September 30, 2002

	Shares	Value

COMMON STOCKS 99.7%
CONSUMER DISCRETIONARY 15.0%
Auto Components 1.0%
Cooper Tire & Rubber Co.	2,990	$ 48,259
Lear Corp. *	1,553	64,682
112,941
Automobiles 0.7%
Ford Motor Co.	2,912	28,538
General Motors Corp.	1,109	43,140
71,678
Hotels, Restaurants & Leisure 1.2%
Harrah’s Entertainment, Inc. *	1,166	56,213
Yum! Brands, Inc. *	2,580	71,492
127,705
Household Durables 0.7%
Centex Corp.	1,208	53,575
Whirlpool Corp.	532	24,397
77,972
Leisure Equipment & Products 0.3%
Eastman Kodak Co.	1,311	35,712
Media 3.6%
AOL Time Warner, Inc. *	9,191	107,535
Knight-Ridder, Inc.	1,085	61,205
McGraw-Hill Companies, Inc.	928	56,812
R.R. Donnelley & Sons Co.	1,241	29,176
Viacom, Inc., Class B *	2,843	115,283
Walt Disney Co.	1,912	28,948
398,959
Multi-line Retail 4.3%
Federated Department Stores, Inc. *	1,838	54,110
Sears, Roebuck & Co.	1,262	49,218
Target Corp.	1,515	44,723
Wal-Mart Stores, Inc.	6,542	322,128
470,179
Specialty Retail 2.8%
Blockbuster, Inc., Class A	1,998	49,550
Home Depot, Inc.	3,967	103,539
Lowe’s Companies, Inc.	1,517	62,804
Ross Stores, Inc.	1,546	55,099
TJX Companies, Inc.	2,297	39,049
310,041
Textiles & Apparel 0.4%
V.F. Corp.	1,054	37,923
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

September 30, 2002

	Shares	Value

COMMON STOCKS continued
CONSUMER STAPLES 10.6%
Beverages 2.9%
Adolph Coors Co.	750	$ 42,225
Coca Cola Enterprises, Inc.	4,411	93,689
Coca-Cola Co.	1,983	95,105
PepsiCo, Inc.	2,282	84,320
315,339
Food & Drug Retailing 0.8%
Kroger Co. *	3,788	53,411
SuperValu, Inc.	2,389	38,582
91,993
Food Products 2.6%
ConAgra, Inc.	4,498	111,775
Dean Foods Co. *	2,613	103,945
Sara Lee Corp.	3,771	68,972
284,692
Household Products 3.3%
Clorox Co.	2,168	87,110
Procter & Gamble Co.	3,115	278,419
365,529
Tobacco 1.0%
Philip Morris Companies, Inc.	2,897	112,404
ENERGY 6.5%
Energy Equipment & Services 0.4%
Transocean Sedco Forex, Inc.	2,050	42,640
Oil & Gas 6.1%
Amerada Hess Corp.	1,667	113,156
Anadarko Petroleum Corp.	1,356	60,396
Apache Corp.	1,256	74,669
Exxon Mobil Corp.	6,018	191,974
Kerr-McGee Corp.	843	36,620
Marathon Oil Corp.	3,927	89,064
Occidental Petroleum Corp.	3,638	103,247
669,126
FINANCIALS 19.2%
Banks 7.8%
Bank of America Corp.	3,931	250,798
FleetBoston Financial Corp.	1,506	30,617
Golden West Financial Corp.	1,028	63,921
Greenpoint Financial Corp.	1,401	58,478
Hibernia Corp., Class A	2,309	46,157
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

September 30, 2002

	Shares	Value

COMMON STOCKS continued
FINANCIALS continued
Banks continued
KeyCorp	2,777	$ 69,341
National City Corp.	3,658	104,363
Sovereign Bancorp, Inc.	4,674	60,294
Washington Mutual, Inc.	3,787	119,177
Wells Fargo & Co.	1,243	59,863
863,009
Diversified Financials 7.2%
Bear Stearns Companies, Inc.	1,105	62,322
Citigroup, Inc.	8,892	263,648
Countrywide Credit Industries, Inc.	1,694	79,872
Fannie Mae	2,698	160,639
Freddie Mac	370	20,683
J.P. Morgan Chase & Co.	2,897	55,014
Lehman Brothers Holdings, Inc.	2,021	99,130
Merrill Lynch & Co., Inc.	1,561	51,435
792,743
Insurance 4.2%
Allstate Corp.	1,734	61,644
American International Group, Inc.	2,861	156,497
Hartford Financial Services Group, Inc.	1,178	48,298
Loew’s Corp.	1,577	67,637
MetLife, Inc.	4,139	94,204
MGIC Investment Corp.	687	28,050
456,330
HEALTH CARE 16.2%
Biotechnology 0.7%
Amgen, Inc. *	1,098	45,787
Biogen, Inc. *	1,115	32,636
78,423
Health Care Equipment & Supplies 1.6%
Becton Dickinson & Co.	1,386	39,363
C.R. Bard, Inc.	1,045	57,088
Guidant Corp. *	2,574	83,166
179,617
Health Care Providers & Services 3.3%
AmerisourceBergen Corp.	676	48,280
HCA-The Healthcare Corp.	1,158	55,132
McKesson Corp.	1,838	52,071
Tenet Healthcare Corp. *	2,606	128,997
Wellpoint Health Networks, Inc., Class A *	1,027	75,279
359,759
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

September 30, 2002

	Shares	Value

COMMON STOCKS continued
HEALTH CARE continued
Pharmaceuticals 10.6%
Abbott Laboratories, Inc.	2,525	$ 102,010
Barr Laboratories, Inc. *	510	31,768
Bristol-Myers Squibb Co.	2,768	65,878
Johnson & Johnson Co.	5,982	323,506
Merck & Co., Inc.	4,534	207,249
Mylan Laboratories, Inc.	854	27,960
Pfizer, Inc.	8,001	232,189
Pharmacia Corp.	1,609	62,558
Schering-Plough Corp.	2,927	62,404
Wyeth	1,596	50,753
1,166,275
INDUSTRIALS 10.4%
Aerospace & Defense 2.1%
Boeing Co.	2,167	73,960
Honeywell International, Inc.	1,732	37,515
United Technologies Corp.	2,183	123,318
234,793
Air Freight & Couriers 0.5%
FedEx Corp.	1,075	53,825
Building Products 0.8%
American Standard Companies, Inc. *	518	32,955
Masco Corp.	2,594	50,713
83,668
Commercial Services & Supplies 2.2%
Automatic Data Processing, Inc.	572	19,888
Cendant Corp. *	2,533	27,255
Deluxe Corp.	783	35,282
Equifax, Inc.	1,906	41,437
First Data Corp.	2,650	74,068
H&R Block, Inc.	1,119	47,009
244,939
Industrial Conglomerates 3.7%
General Electric Co.	14,837	365,732
Tyco International, Ltd.	2,864	40,382
406,114
Machinery 0.8%
ITT Industries, Inc.	650	40,515
Timken Co.	2,506	41,975
82,490
Road & Rail 0.3%
Burlington Northern Santa Fe Corp.	1,549	37,052
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

September 30, 2002

	Shares	Value

COMMON STOCKS continued
INFORMATION TECHNOLOGY 13.0%
Communications Equipment 1.8%
Cisco Systems, Inc. *	13,088	$ 137,162
Motorola, Inc.	3,351	34,113
PanAmSat Corp. *	1,361	23,614
194,889
Computers & Peripherals 3.0%
Dell Computer Corp. *	4,113	96,697
EMC Corp. *	2,585	11,814
Hewlett-Packard Co.	5,739	66,974
International Business Machines Corp.	2,688	156,952
332,437
Electronic Equipment & Instruments 0.5%
Diebold, Inc.	1,123	36,969
Jabil Circuit, Inc. *	901	13,317
50,286
IT Consulting & Services 0.5%
Affiliated Computer Services, Inc., Class A *	544	23,147
Computer Sciences Corp. *	650	18,064
Electronic Data Systems Corp.	1,148	16,049
57,260
Semiconductor Equipment & Products 2.7%
Analog Devices, Inc. *	674	13,278
Applied Materials, Inc. *	2,769	31,982
Intel Corp.	10,496	145,789
KLA-Tencor Corp. *	633	17,686
Maxim Integrated Products, Inc. *	536	13,271
Micron Technology, Inc. *	905	11,195
National Semiconductor Corp. *	621	7,415
NVIDIA Corp. *	1,029	8,808
Texas Instruments, Inc.	3,422	50,543
299,967
Software 4.5%
Electronic Arts, Inc. *	737	48,612
Microsoft Corp. *	8,620	377,039
Oracle Corp. *	8,070	63,430
489,081
MATERIALS 3.1%
Chemicals 2.0%
Eastman Chemical Co.	1,783	68,057
Engelhard Corp.	1,662	39,606
PPG Industries, Inc.	1,422	63,563
Praxair, Inc.	862	44,057
215,283
See Notes to Financial Statements

SCHEDULE OF INVESTMENTS continued

September 30, 2002

	Shares	Value

COMMON STOCKS continued
MATERIALS continued
Metals & Mining 1.1%
Freeport-McMoRan Copper & Gold, Inc., Class B *	3,772	$ 50,771
Inco, Ltd. *	2,297	36,890
United States Steel Corp.	3,040	35,294
122,955
TELECOMMUNICATION SERVICES 3.5%
Diversified Telecommunication Services 3.3%
AT&T Corp.	6,020	72,300
BellSouth Corp.	1,777	32,626
Centurytel, Inc.	1,443	32,366
SBC Communications, Inc.	4,721	94,892
Sprint Corp.	4,345	39,626
Verizon Communications, Inc.	3,224	88,467
360,277
Wireless Telecommunications Services 0.2%
AT&T Wireless Services, Inc. *	6,804	28,033
UTILITIES 2.2%
Electric Utilities 1.8%
Cinergy Corp.	2,334	73,358
Entergy Corp.	2,999	124,758
198,116
Gas Utilities 0.4%
Sempra Energy	2,417	47,494
Total Common Stocks		10,959,948
SHORT-TERM INVESTMENTS 0.4%
MUTUAL FUND SHARES 0.4%
Evergreen Institutional Money Market Fund (o)	44,734	44,734
Total Investments (cost $13,592,418) 100.1%		11,004,682
Other Assets and Liabilities (0.1%)		(10,295)
Net Assets 100.0%		$ 10,994,387
* Non-income producing security. (o) The advisor of the fund and the advisor of the money market fund are each a division of Wachovia Corporation.
See Notes to Financial Statements

STATEMENTS OF ASSETS AND LIABILITIES

	October 31, 2002	September 30, 2002

Assets
Identified cost of securities	$ 12,912,347	$ 13,592,418
Net unrealized losses on securities	(1,411,486)	(2,587,736)

Market value of securities	11,500,861	11,004,682
Cash	0	136
Receivable for Fund shares sold	0	369
Dividends and interest receivable	16,674	14,537
Prepaid expenses and other assets	25,852	28,502
Total assets	11,543,387	11,048,226
Liabilities
Payable for Fund shares redeemed	22,306	36,229
Advisory fee payable	275	266
Distribution Plan expenses payable	264	256
Due to other related parties	32	31
Accrued expenses and other liabilities	14,564	17,057

Total liabilities	37,441	53,839

Net assets	$ 11,505,946	$ 10,994,387

Net assets represented by
Paid-in capital	$ 17,720,487	$ 18,018,863
Accumulated net realized losses on securities	(4,803,055)	(4,436,740)
Net unrealized losses on securities	(1,411,486)	(2,587,736)

Total net assets	$ 11,505,946	$ 10,994,387

Net assets consists of
Class A	$ 2,485,985	$ 2,304,592
Class B	6,270,490	5,937,624
Class C	2,724,392	2,705,729
Class I	25,079	46,442

Total net assets	$ 11,505,946	$ 10,994,387

Shares outstanding
Class A	268,045	266,876
Class B	696,252	707,632
Class C	302,033	321,961
Class I	2,672	5,314

Net asset value per share
Class A	$ 9.27	$ 8.64
Class A -- Offering price (based on sales charge of 5.75%)	$ 9.84	$ 9.17
Class B	$ 9.01	$ 8.39
Class C	$ 9.02	$ 8.40
Class I	$ 9.39	$ 8.74

See Notes to Financial Statements

STATEMENTS OF OPERATIONS

	One Month Ended October 31, 2002 (a)	Year Ended September 30, 2002

Investment income
Dividends (net of foreign withholding taxes of $123 and $480, respectively)	$ 17,468	$ 237,825
Interest	23	3,176

Total investment income	17,491	241,001

Expenses
Advisory fee	8,296	142,312
Distribution Plan expenses
Class A	508	8,853
Class B	5,184	85,661
Class C	2,287	41,743
Administrative services fees	954	16,358
Transfer agent fee	2,838	33,478
Trustees’ fees and expenses	247	3,280
Printing and postage expenses	10,045	13,381
Custodian fee	464	5,630
Registration and filing fees	2,731	39,034
Professional fees	1,321	15,357
Interest expense	0	223
Other	349	1,707

Total expenses	35,224	407,017
Less: Expense reductions	(4)	(192)

Net expenses	35,220	406,825

Net investment loss	(17,729)	(165,824)

Net realized and unrealized gains or losses on securities
Net realized losses on securities	(366,315)	(1,062,814)
Net change in unrealized gains or losses on securities	1,176,250	(1,704,238)

Net realized and unrealized gains or losses on securities	809,935	(2,767,052)

Net increase (decrease) in net assets resulting from operations	$ 792,206	$ (2,932,876)

(a) For the one month ended October 31, 2002. The fund changed its fiscal year end from September 30 to October 31, effective October 31, 2002.

See Notes to Financial Statements

STATEMENTS OF CHANGES IN NET ASSETS

	One Month Ended October 31, 2002(a)		Year Ended September 30, 2002

Operations
Net investment loss		$ (17,729)		$ (165,824)
Net realized losses on securities		(366,315)		(1,062,814)
Net change in unrealized gains or losses on securities		1,176,250		(1,704,238)

Net increase (decrease) in net assets resulting from operations		792,206		(2,932,876)

	Shares		Shares
Capital share transactions
Proceeds from shares sold
Class A	2,080	17,679	32,899	367,369
Class B	1,787	16,070	93,050	1,027,719
Class C	780	6,731	59,556	672,331
Class I*	5	50	1,030	10,023

		40,530		2,077,442

Automatic conversion of Class B shares to Class A shares
Class A	1,025	8,691	11,750	127,475
Class B	(1,056)	(8,691)	(12,057)	(127,475)

		0		0

Payment for shares redeemed
Class A	(1,936)	(17,094)	(172,605)	(1,908,945)
Class B	(12,111)	(105,203)	(273,954)	(3,024,788)
Class C	(20,708)	(174,100)	(149,840)	(1,592,186)
Class I*	(2,647)	(24,780)	(5,225)	(62,108)

		(321,177)		(6,588,027)

Net decrease in net assets resulting from capital share transactions		(280,647)		(4,510,585)

Total increase (decrease) in net assets		511,559		(7,443,461)
Net assets
Beginning of period		10,994,387		18,437,848

End of period		$ 11,505,946		$ 10,994,387

Undistributed net investment income		$ 0		$ 0

(a) For the one month ended October 31, 2002. The fund changed its fiscal year end from September 30 to October 31, effective October 31, 2002.
* Effective at the close of business on May 11, 2001, Class Y shares were renamed as Institutional shares (Class I).
See Notes to Financial Statements

STATEMENTS OF CHANGES IN NET ASSETS continued

	Year Ended September 30, 2001

Operations
Net investment loss		$ (217,384)
Net realized losses on securities		(2,237,660)
Net change in unrealized gains or losses on securities		(6,403,669)

Net decrease in net assets resulting from operations		(8,858,713)

	Shares

Capital share transactions
Proceeds from shares sold
Class A	84,466	1,114,753
Class B	241,480	3,258,494
Class C	209,644	2,718,044
Class I*	416	5,600

		7,096,891

Automatic conversion of Class B shares to Class A shares
Class A	10,757	147,391
Class B	(10,757)	(147,391)
Payment for shares redeemed
Class A	(217,383)	(2,858,092)
Class B	(187,435)	(2,310,404)
Class C	(122,087)	(1,568,700)
Class I*	(59,972)	(725,903)

		(7,463,099)

Net decrease in net assets resulting from capital share transactions		(366,208)

Total decrease in net assets		(9,224,921)
Net assets
Beginning of period		27,662,769

End of period		$ 18,437,848

Undistributed net investment income		$ 0

* Effective at the close of business on May 11, 2001, Class Y shares were renamed as Institutional shares (Class I).
See Notes to Financial Statements

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

Evergreen Tax Strategic Equity Fund (the “Fund”) is a diversified series of Evergreen Equity Trust (the “Trust”), a Delaware business trust organized on September 18, 1997. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

The Fund offers Class A, Class B, Class C and Institutional (“Class I”) shares. Class A shares are sold with a front-end sales charge. Class B and Class C shares are sold without a front-end sales charge, but pay a higher ongoing distribution fee than Class A, and are sold subject to a contingent deferred sales charge that is payable upon redemption and decreases depending on how long the shares have been held. Class I shares are sold without a front-end sales charge or contingent deferred sales charge.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The policies are in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect amounts reported herein. Actual results could differ from these estimates.

a. Valuation of investments

Listed equity securities are usually valued at the last sales price reported on the national securities exchange, where the securities are principally traded.

Foreign securities traded on an established exchange are valued at the last sales price on the exchange where the security is primarily traded. If there has been no sale, the securities are valued at the mean between bid and asked prices.

Investments in other mutual funds are valued at net asset value. Securities for which market quotations are not available are valued at fair value as determined in good faith, according to procedures approved by the Board of Trustees.

b. Security transactions and investment income

Security transactions are recorded no later than one business day after the trade date. Realized gains and losses are computed using the specific cost of the security sold. Interest income is recorded on the accrual basis and includes accretion of discounts and amortization of premiums. Dividend income is recorded on the ex-dividend date or in the case of some foreign securities, on the date when the Fund is made aware of the dividend. Foreign income and capital gains realized on some securities may be subject to foreign taxes, which are accrued as applicable.

c. Federal taxes

The Fund intends to continue to qualify as a regulated investment company and distribute all of its taxable income, including any net capital gains (which have already been offset by available capital loss carryovers). Accordingly, no provision for federal taxes is required.

NOTES TO FINANCIAL STATEMENTS continued

d. Distributions

Distributions to shareholders from net investment income and net realized gains are recorded on the ex-dividend date.

Such distributions are determined in conformity with income tax regulations, which may differ from generally accepted accounting principles.

Reclassifications have been made to the Fund’s components of net assets to reflect income and gains available for distribution (or available capital loss carryovers, as applicable) under income tax regulations. The primary permanent differences causing such reclassifications are due to net operating losses.

e. Class allocations

Income, common expenses and realized and unrealized gains and losses are allocated to the classes based on the relative net assets of each class. Distribution fees, if any, are calculated daily at the class level based on the appropriate net assets of each class and the specific expense rates applicable to each class.

3. ADVISORY FEES AND OTHER TRANSACTIONS WITH AFFILIATES

Evergreen Investment Management Company, LLC (“EIMC”), an indirect, wholly-owned subsidiary of Wachovia Corporation (“Wachovia”) (formerly First Union Corporation), is the investment advisor to the Fund and is paid an annual fee of 0.87% of the Fund’s average daily net assets.

Evergreen Investment Services, Inc. (“EIS”), an indirect, wholly-owned subsidiary of Wachovia, is the administrator to the Fund. As administrator, EIS provides the Fund with facilities, equipment and personnel and is paid an annual administrative fee of 0.10% of the Fund’s average daily net assets.

Evergreen Service Company, LLC (“ESC”), an indirect, wholly-owned subsidiary of Wachovia, is the transfer and dividend disbursing agent for the Fund.

The Fund has placed a portion of its portfolio transactions with brokerage firms that are affiliates of Wachovia.

During the one month ended October 31, 2002 and the year ended September 30, 2002, the Fund paid brokerage commissions of $206 and $28, respectively to Wachovia Securities, Inc.

4. DISTRIBUTION PLANS

Evergreen Distributor, Inc. (“EDI”), a wholly-owned subsidiary of BISYS Fund Services, Inc., serves as principal underwriter to the Fund.

The Fund has adopted Distribution Plans, as allowed by Rule 12b-1 of the 1940 Act, for each class of shares, except Class I. Under the Distribution Plans, distribution fees are paid at an annual rate of 0.25% of the average net assets for Class A shares and 1.00% of the average net assets for Class B and Class C shares.

NOTES TO FINANCIAL STATEMENTS continued

5. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of investment securities (excluding short-term securities) were $33,274 and $349,593, respectively, for the one month ended October 31, 2002.

Cost of purchases and proceeds from sales of investment securities (excluding short-term securities) were $6,442,762 and $10,508,691, respectively, for the year ended September 30, 2002.

On October 31, 2002, the aggregate cost of securities for federal income tax purposes was $12,961,528. The gross unrealized appreciation and depreciation on securities based on tax cost was $937,930 and $2,398,597, respectively, with a net unrealized depreciation of $1,460,667.

On September 30, 2002, the aggregate cost of securities for federal income tax purposes was $13,632,393. The gross unrealized appreciation and depreciation on securities based on tax cost was $699,751 and $3,327,462, respectively, with a net unrealized depreciation of $2,627,711.

The Fund had capital loss carryovers for federal income tax purposes expiring as follows:

	Total Capital Loss Carryovers	Expiration
		2007	2008	2009	2010

October 31, 2002	$4,753,874	$547,361	$289,970	$2,756,755	$1,159,788
September 30, 2002	3,594,086	0	547,361	289,970	2,756,755

For income tax purposes, capital losses incurred after October 31 within the Fund’s fiscal year are deemed to arise on the first business day of the following fiscal year. The Fund has incurred and will elect to defer post-October losses of $802,679.

6. INTERFUND LENDING

Pursuant to an Exemptive Order issued by the SEC, the Fund, along with other certain funds in the Evergreen fund family may participate in an interfund lending program. This program allows the funds to borrow from, or lend money to, other participating funds.

For the one month ended October 31, 2002 and the year ended September 30, 2002, the Fund did not participate in the interfund lending program.

7. DISTRIBUTIONS TO SHAREHOLDERS

As of October 31, 2002, the components of distributable earnings on a tax basis consisted of unrealized depreciation of $1,460,667 and capital loss carryovers of $4,753,874.

As of September 30, 2002, the components of distributable earnings on a tax basis consisted of unrealized depreciation of $2,627,711 and capital loss carryovers and post-October loss of $4,396,765.

The differences between the components of distributable earnings on a tax basis and the amounts reflected in the Statements of Assets and Liabilities are primarily due to wash sales.

NOTES TO FINANCIAL STATEMENTS continued

8. EXPENSE REDUCTIONS

Through expense offset arrangements with ESC and the Fund’s custodian, a portion of fund expenses has been reduced. During the one month ended October 31, 2002 and the year ended September 30, 2002, the Fund received expense reductions from expense offset arrangements of $4 and $192, respectively, which represents 0.00% and 0.00%, respectively, of its average net assets.

9. DEFERRED TRUSTEES’ FEES

Each independent Trustee of the Fund may defer any or all compensation related to performance of their duties as Trustees. The Trustees’ deferred balances are allocated to deferral accounts, which are included in the accrued expenses for the Fund. The investment performance of the deferral accounts are based on the investment performance of certain Evergreen funds. Any gains earned or losses incurred in the deferral accounts are reported in the Fund’s Trustees’ fees and expenses. At the election of the Trustees, the deferral account will be paid either in one lump sum or in quarterly installments for up to ten years.

10. FINANCING AGREEMENT

The Fund and certain other Evergreen funds share in a $150 million unsecured revolving credit commitment for temporary and emergency purposes, including the funding of redemptions, as permitted by each Fund’s borrowing restrictions. Borrowings under this facility bear interest at 0.50% per annum above the Federal Funds rate. All of the participating funds are charged an annual commitment fee of 0.09% of the unused balance, which is allocated pro rata.

During the one month ended October 31, 2002, the Fund had no borrowings under this agreement.

During the year ended September 30, 2002, the Fund had average borrowings outstanding of $9,386, at a rate of 2.38% and paid interest of $223, which represents 0.00% of its average net assets.

INDEPENDENT AUDITORS’ REPORT

Board of Trustees and Shareholders
Evergreen Equity Trust

We have audited the accompanying statements of assets and liabilities, including the schedules of investments of the Evergreen Tax Strategic Equity Fund, a portfolio of Evergreen Equity Trust, as of October 31, 2002 and September 30, 2002, and the related statements of operations for the one-month period ended October 31, 2002 and the year ended September 30, 2002, the statements of changes in net assets for the one-month period ended October 31, 2002 and each of the years in the two-year period ended September 30, 2002, and the financial highlights for the one-month period ended October 31, 2002 and each of the years or periods in the five-year period ended September 30, 2002. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of October 31, 2002 and September 30, 2002 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Evergreen Tax Strategic Equity Fund as of October 31, 2002 and September 30, 2002, and the results of its operations, changes in its net assets, and financial highlights for each of the years or periods described above in conformity with accounting principles generally accepted in the United States of America.

Boston, Massachusetts
December 6, 2002

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TRUSTEES AND OFFICERS

TRUSTEES[1]
Charles A. Austin III Trustee DOB: 10/23/1934 Term of office since: 1991 Other directorships: None	Principal occupations: Investment Counselor, Anchor Capital Advisors, Inc. (investment advice); Director, The Andover Companies (insurance); Trustee, Arthritis Foundation of New England; The Francis Ouimet Society; Former Investment Counselor, Appleton Partners, Inc. (investment advice); Former Director, Executive Vice President and Treasurer, State Street Research & Management Company (investment advice); Former Director, Health Development Corp. (fitness-wellness centers); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

K. Dun Gifford Trustee DOB: 10/23/1938 Term of office since: 1974 Other directorships: None	Principal occupations: Chairman and President, Oldways Preservation and Exchange Trust (education); Trustee, Treasurer and Chairman of the Finance Committee, Cambridge College; Former Managing Partner, Roscommon Capital Corp.; Former Chairman of the Board, Director, and Executive Vice President, The London Harness Company (leather goods purveyor); Former Chairman, Gifford, Drescher & Associates (environmental consulting); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Leroy Keith, Jr. Trustee DOB: 2/14/1939 Term of office since: 1983 Other directorships: Trustee, Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund	Principal occupations: Partner, Stonington Partners, Inc. (private investment firm); Trustee of Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund; Former Chairman of the Board and Chief Executive Officer, Carson Products Company (manufacturing); Former Director of Phoenix Total Return Fund and Equifax, Inc. (worldwide information management); Former President, Morehouse College; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Gerald M. McDonnell Trustee DOB: 7/14/1939 Term of office since: 1988 Other directorships: None	Principal occupations: Sales Manager, SMI-STEEL -- South Carolina (steel producer); Former Sales and Marketing Management, Nucor Steel Company; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Thomas L. McVerry Trustee DOB: 8/2/1938 Term of office since: 1993 Other directorships: None	Principal occupations: Director of Carolina Cooperative Credit Union; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

William Walt Pettit Trustee DOB: 8/26/1955 Term of office since: 1984 Other directorships: None	Principal occupations: Partner and Vice President in the law firm of Kellam & Pettit, P.A.; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

David M. Richardson Trustee DOB: 9/19/1941 Term of office since: 1982 Other directorships: None	Principal occupations: President, Richardson, Runden & Company (new business development/consulting company); Managing Director, Kennedy Information, Inc. (executive recruitment information and research company); Trustee, 411 Technologies, LLP (communications); Director, J&M Cumming Paper Co. (paper merchandising); Columnist, Commerce and Industry Association of New Jersey; Former Vice Chairman, DHR International, Inc. (executive recruitment); Former Senior Vice President, Boyden International Inc. (executive recruitment); Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Russell A. Salton III, MD Trustee DOB: 6/2/1947 Term of office since: 1984 Other directorships: None	Principal occupations: Medical Director, Healthcare Resource Associates, Inc.; Former Medical Director, U.S. Health Care/Aetna Health Services; Former Consultant, Managed Health Care; Former President, Primary Physician Care; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Michael S. Scofield Trustee DOB: 2/20/1943 Term of office since: 1984 Other directorships: None	Principal occupations: Attorney, Law Offices of Michael S. Scofield; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

TRUSTEES AND OFFICERS continued

Richard J. Shima Trustee DOB: 8/11/1939 Term of office since: 1993 Other directorships: None	Principal occupations: Independent Consultant; Director, Trust Company of CT; Trustee, Saint Joseph College (CT); Director of Hartford Hospital, Old State House Association; Trustee, Greater Hartford YMCA; Former Chairman, Environmental Warranty, Inc. (insurance agency); Former Executive Consultant, Drake Beam Morin, Inc. (executive outplacement); Former Director of Enhance Financial Services, Inc.; Former Director of CTG Resources, Inc. (natural gas); Former Director Middlesex Mutual Assurance Company; Former Chairman, Board of Trustees, Hartford Graduate Center; Former Director, Mentor Income Fund, Inc.; Former Trustee, Mentor Funds and Cash Resource Trust.

Richard K. Wagoner, CFA[2] Trustee DOB: 12/12/1937 Term of office since: 1999 Other directorships: None	Principal occupations: Current Member and Former President, North Carolina Securities Traders Association; Member, Financial Analysts Society; Former Chief Investment Officer, Executive Vice President and Head of Capital Management Group, First Union National Bank; Former Consultant to the Boards of Trustees of the Evergreen Funds; Former Member, New York Stock Exchange; Former Trustee, Mentor Funds and Cash Resource Trust.
OFFICERS
William M. Ennis[3] President DOB: 6/26/1960 Term of office since: 1999	President and Chief Executive Officer, Evergreen Investment Company, Inc. and Chief Operating Officer, Capital Management Group, Wachovia Bank, N.A.

Carol Kosel[4] Treasurer DOB: 12/25/1963 Term of office since: 1999	Senior Vice President, Evergreen Investment Services, Inc. and Treasurer, Vestaur Securities, Inc.; former Senior Manager, KPMG LLP.

Michael H. Koonce[4] Secretary DOB: 4/20/1960 Term of office since: 2000	Senior Vice President and General Counsel, Evergreen Investment Services, Inc.; Senior Vice President and Assistant General Counsel, Wachovia Corporation; former Senior Vice President and General Counsel, Colonial Management Associates, Inc.; former Vice President and Counsel, Colonial Management Associates, Inc.

Nimish S. Bhatt[5] Vice President and Assistant Treasurer DOB: 6/6/1963 Term of office since: 1998	Vice President, Tax, BISYS Fund Services; former Assistant Vice President, EAMC/First Union National Bank; former Senior Tax Consulting/Acting Manager, Investment Companies Group, PricewaterhouseCoopers LLP, New York.

Bryan Haft[5] Vice President DOB: 1/23/1965 Term of office since: 1998	Team Leader, Fund Administration, BISYS Fund Services.

1 Each Trustee serves until a successor is duly elected or qualified or until his death, resignation, retirement or removal from office. The address of each Trustee is 200 Berkeley Street, Boston, MA 02116. Each Trustee oversees 105 Evergreen funds.

2 Mr. Wagoner is an “interested person” of the fund because of his ownership of shares in Wachovia Corporation (formerly First Union Corporation), the parent to the fund’s investment advisor.

3 The address of the Officer is 401 S. Tryon Street, 20th Floor, Charlotte, NC 28288.

4 The address of the Officer is 200 Berkeley Street, Boston, MA 02116.

5 The address of the Officer is 3435 Stelzer Road, Columbus, OH 43219.

Additional information about the fund’s Board of Trustees and Officers can be found in the Statement of Additional Information (SAI) and is available upon request without charge by calling 800.343.2898.

Investments that stand the test of time

Year in and year out, Evergreen Investments seeks to provide each client with sound, time-tested investment strategies designed for sustainable long-term success. With $213 billion* in assets under management, we manage diverse investments from institutional portfolios to mutual funds, variable annuities to retirement plans, alternative investments to private accounts. Our commitment to every one of our clients is reflected in the rigor and discipline with which we manage investments.

We offer a complete family of mutual funds designed to help investors meet a wide range of financial goals. From money market funds that meet short-term needs to international funds that involve greater risk but seek potentially higher returns, Evergreen provides a broad array of flexible investment options. Across all investment styles, we are committed to providing investors with investment excellence day after day, quarter after quarter and year after year.

*As of October 31, 2002

Visit us online at EvergreenInvestments.com

FOR MORE INFORMATION
Evergreen Express Line 800.346.3858
Evergreen Investor Services 800.343.2898

The Dalbar Mutual Fund Service Award symbolizes the achievement of the highest tier of service to shareholders within the mutual fund industry. It is awarded only to firms that exceed industry norms in key service areas. Evergreen Investments was measured against 62 mutual fund service providers.

564350 12/2002

Evergreen Investments
200 Berkeley Street
Boston, MA 02116-5034